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                                                                Exhibit 21


                          SUBSIDIARIES OF REGISTRANT


    Franklin Securities, Inc., a Georgia company, was incorporated on May 4, 1982, as a wholly owned subsidiary to handle securities transactions. The subsidiary is currently in an inactive status.

    Frandisco Property and Casualty Insurance Company, a Georgia company, was incorporated on August 7, 1989, as a wholly owned subsidiary to reinsure the property and casualty insurance policies written by the Company in connection with its credit transactions.

    Frandisco Life Insurance Company of Georgia was incorporated on August 7, 1989, as a wholly owned subsidiary to reinsure the life and the accident and health insurance policies written by the Company in connection with its credit transactions. Effective December 27, 1990, Frandisco Life Insurance Company of Georgia was merged with Frandisco Life Insurance Company of Arizona (incorporated on August 16, 1978 as a wholly owned subsidiary) with Frandisco Life Insurance Company of Georgia becoming the surviving Company.

    T & T Corporation, a Georgia company, is 50% owned subsidiary of the Company. This corporation owns a building adjacent to the Company's headquarters which the Company leases.
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